DEMETRIUS & COMPANY, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

June 18, 2007

Securities and Exchange Commission
Mail Stop 7561
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Tech Laboratories, Inc. which were provided to us on June 18, 2007, which we understand will be filed with the Commission pursuant Item 4.01 in the Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Yours truly,

Demetrius & Company, L.L.C.

Demetrius & Company, LLC

Wayne Plaza II ▪ 155 Route 46 West ▪ Wayne, New Jersey 07470-6831
Telephone: 973-812-0100 ▪ Fax: 973-812-0750
1-800-903-9567 ▪ 212-682-0653 ▪ www.demetrius-llc.com